Exhibit 23

Independent Auditors’ Consent

The Board of Directors and Stockholders
Sybron Dental Specialties, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-59228) on Form S-3 and the registration statements (Nos. 333-50154, 333-50156, 333-84628, 333-84630, and 333-105181) on Form S-8 of Sybron Dental Specialties, Inc. of our reports dated November 17, 2003 relating to the consolidated balance sheets of Sybron Dental Specialties, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three-year period ended September 30, 2003, which reports appear in the September 30, 2003 Annual Report on Form 10-K of Sybron Dental Specialties, Inc.

/s/ KPMG LLP

KPMG LLP

Costa Mesa, California
December 22, 2003